FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE RULE 433
REGISTRATION STATEMENT NO.: 333-171508-01

Sent: Thursday, September 22, 2011 2:16 PM
Subject: GSMS 2011-GC5 -- Final Pricing Details (external)

GSMS 2011-GC5 -- Final Pricing Details (external)
$1.2BN Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Manager: RBS Securities Inc. and Wells Fargo Securities, LLC

Class	Fitch/Mdy/MNSTR	Size($mm)	WAL(yr)	Spread	Coupon	Yield	$px
A1	AAA(sf)/Aaa(sf)/AAA	90.398	2.30	S+90	1.468	1.457	99.99887
A2	AAA(sf)/Aaa(sf)/AAA	476.574	4.68	S+175	2.999	2.771	100.99735
A3	AAA(sf)/Aaa(sf)/AAA	86.430	7.21	S+210	3.817	3.672	100.99619
A4	AAA(sf)/Aaa(sf)/AAA	568.249	9.55	S+170	3.707	3.599	100.99357

Settlement: Thurs, 10/13

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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